EXHIBIT 10.9

EARNOUT ESCROW AGREEMENT

THIS EARNOUT ESCROW AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2023, by and among Airship AI Holdings, Inc., a Delaware corporation (formerly known as BYTE Acquisition Corp., a Cayman Islands exempted company limited by shares, prior to its domestication as a Delaware corporation) (“Parent”), and Continental Stock Transfer & Trust Company, a New York corporation (“Escrow Agent”).

WHEREAS, pursuant to Section 3.7(c) of the Merger Agreement, dated as of June 27, 2023, as amended on September 22, 2023 (the “Merger Agreement”), by and among Parent, Airship AI Holdings, Inc., a Washington corporation, and BYTE Merger Sub, Inc., a Washington corporation, the Earnout Shares (as defined below) shall (i) be issued to the Company Earnout Holders at the Closing pursuant to the Merger Agreement, provided that any such Earnout Shares issued in respect of Company Options or Company SARs shall be retained by Parent and not issued to the holders of such Company Options or Company SARs, (ii) be placed in escrow pursuant to this Agreement, and (iii) not be released from escrow until they are earned as a result of the occurrence of the applicable earnout milestone as specifically set forth in Exhibit C of this Agreement and Section 3.7 of the Merger Agreement; and

WHEREAS, Parent wishes to engage the Escrow Agent as escrow agent to establish the account (the “Escrow Account”) into which the Earnout Shares will be deposited, and the Escrow Agent wishes to act as escrow agent and establish the Escrow Account, all on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment

(a) The parties hereby appoint the Escrow Agent as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

(b) Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Merger Agreement. The Escrow Agent shall act only in accordance with the terms and conditions contained in this Agreement and shall have no duties or obligations with respect to the Merger Agreement.

2. Earnout Shares

(a) Parent shall deposit with the Escrow Agent 5,000,000 shares of common stock, par value $0.0001 per share, of Parent (the “Earnout Shares”) on the date hereof. The Escrow Agent shall hold the Earnout Shares as book-entry positions registered in the name of “Continental Stock Transfer & Trust Company as Escrow Agent for Airship AI Holdings, Inc.” and such positions shall be held for the benefit of the Company Earnout Holders set forth on Exhibit B attached to this Agreement.

(b) While the Earnout Shares are held in the Escrow Account, the Company Earnout Holders (other than with respect to Earnout Shares issued with respect to Company Options or Company SARs) shall have voting rights with respect to the Earnout Shares held for their benefit hereunder. The Earnout Shares shall constitute shares issued and outstanding and entitled to vote on all matters for which Parent Common Shares are generally are entitled to vote.

(c) Any cash dividends paid with respect to the Earnout Shares (other than with respect to Earnout Shares issued with respect to Company Options or Company SARs) during the Term (as defined below) shall be retained by Parent and shall be paid by Parent to the applicable Company Earnout Holder when the Earnout Shares such cash dividend was paid in relation to are released to such Company Earnout Holder.

(d) In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of the common stock of Parent, other than a regular cash dividend, the Earnout Shares shall be appropriately adjusted on a pro rata basis and consistent with the terms of this Agreement.

(d) The interests of the Company Earnout Holders in the Earnout Shares (and any cash dividends or other distributions in respect thereof) shall not be assignable or transferrable while such Earnout Shares are held in the Escrow Account.

3. Term and Termination. The Escrow Agent shall hold the Earnout Shares from the date hereof until 11:59 p.m. Eastern Time on the fifth-year anniversary of the date hereof (such period, the “Term”), unless earlier released pursuant to Section 4. This Agreement shall terminate with respect to each Earnout Share held in the Escrow Account upon the release of such Earnout Shares pursuant to Section 4(a) or Section 4(b), as applicable, and shall terminate in its entirety once all Earnout Shares are released, provided that the rights of the Escrow Agent and the obligations of Parent under Section 7 and Section 8 shall survive the termination hereof.

4. Disposition.

(a) Upon the occurrence of the applicable earnout milestone set forth in Exhibit Cand, in the case of the Company Options and the Company SARs, the vesting conditions applicable to such securities, Parent shall send joint written instructions to the Escrow Agent substantially in the form attached hereto as Exhibit D (the “Delivery Instructions”), directing the Escrow Agent to deliver the number of Earnout Shares (and any and all dividends or other property with respect to such Earnout Shares) required to be released to the applicable Company Earnout Holders. The Delivery Instructions shall be signed by an authorized signatory of Parent set forth on Schedule 1 (an “Authorized Signatory”).

(b) If any Company Earnout Holder’s Earnout Shares remain in the Escrow Account at 11:59 p.m. Eastern Time on the fifth-year anniversary of the date hereof, Parent shall send written instructions to the Escrow Agent substantially in the form attached hereto as Exhibit E (the “Termination Instructions” and together with the Delivery Instructions, “Instructions”), directing the Escrow Agent to deliver any unearned Earnout Shares (any and all dividends or other property with respect to such Earnout Shares) to Parent to be forfeited and cancelled. The Termination Instructions shall be signed by an Authorized Signatory of Parent set forth on Schedule 1.

(c) The Escrow Agent shall administer the Earnout Shares in accordance with Instructions provided to the Escrow Agent by Parent and executed as set forth in this Section 4. The Escrow Agent shall make distributions of the Earnout Shares only in accordance with the Instructions. The Escrow Agent shall not release the Earnout Shares unless pursuant to Instructions.

5. Escrow Agent.

(a) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between Parent, on the one hand, and the Company Earnout Holders, on the other hand, or any other person or entity, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligation of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement.

(b) In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement between Parent, on the one hand, and any Company Earnout Holder, on the other hand, or any other person or entity, the terms and conditions of this Agreement shall control.

(c) The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the Authorized Signatories set forth in Schedule 1 without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Company Earnout Holder or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Earnout Shares, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(d) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to Parent or the Company Earnout Holders. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents.

(e) The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to Parent or the Company Earnout Holders. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from Authorized Signatories which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all the property held in escrow until it shall be given a direction in writing which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and non-appealable order or judgement of a court of competent jurisdiction agrees to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same.

6. Succession.

(a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice in writing of such resignation to Parent specifying a date when such resignation shall take effect, provided that such resignation shall not take effect until a successor Escrow Agent has been appointed in accordance with this Section 6. If Parent has failed to appoint a successor Escrow Agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Earnout Shares and any cash dividends held in the Escrow Account and to deliver the same to a designated substitute Escrow Agent, if any, or in accordance with the directions of a final order or judgement of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall ease and terminate, subject to the provisions of Section 7 below.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7. Compensation and Reimbursement. The Escrow Agent shall be entitled to compensation by Parent for its services under this Agreement as Escrow Agent and for reimbursement by Parent for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth in Exhibit A. The Escrow Agent shall also be entitled to payments by Parent of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 8. The obligations of Parent set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

8. Indemnity.

(a) Parent agrees to indemnify the Escrow Agent and its officers, directors, employees, agents and shareholders (collectively referred to as the “Indemnitees”) against, and hold them harmless of and from, any and all loss, liability, cost, damage and expense, including without limitation, reasonable counsel fees (collectively, the “Escrow Agent Losses”), which the Indemnitees may suffer or incur by reason of any action, claim or proceeding brought against the Indemnitees arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates, unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Indemnitees. Notwithstanding the foregoing, the indemnification contained in this Section 8(a) shall not apply to amounts paid by the Indemnitee in settlement of any Escrow Agent Losses if such settlement is effected without the consent of Parent. The Escrow Agent shall notify Parent in writing promptly after receipt by an Indemnitee of notice of any demand or claim or the commencement or threat of any action, suit or proceeding against the Indemnitee which the Indemnitee believes may result in Escrow Agent Losses. No Indemnitee shall, without the prior written consent of Parent, consent to the entry of any judgment or enter into any settlement that is not both fully resolved or settled (i) in all respects by the payment of money damages alone and no other form of relief, provided that the amount of such money damages has been consented to by Parent in writing and (ii) with an unconditional release by the claimant or plaintiff of Parent, the Company Earnout Holders and each of their affiliates from all liability in respect to such claim or litigation.

(b) If the indemnification provided for in Section 8(a) is applicable, but for any reason is held to be unavailable, Parent shall contribute such amounts as are just and equitable to pay, or to reimburse the Indemnitees for, the aggregate of any and all losses, liabilities, costs, damages and expenses, including counsel fees, actually incurred by the Indemnitees as a result of or in connection with, and any amount paid in settlement of, any action, claim or proceeding arising out of or relating in any way to any actions or omissions of Parent.

(c) This Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

9.Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the parties each acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm Parent and the Company Earnout Holders’ identity including without limitation name, address and organizational documents (“identifying information”). Parent agrees to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening accounts with or using any service provided by the Escrow Agent.

10. Notices. All communications hereunder shall be in writing and, except for Instructions or other communications setting forth, claiming, containing, objecting to, or in any way related to the full or partial transfer or distribution of the Earnout Shares and any cash dividends held in the Escrow Account, including but not limited to transfer instructions, all of which shall be specifically governed by Section 11 below, all notices and communications hereunder shall be deemed to have been duly given and made if in writing and if (i) served by personal delivery upon the party for whom it is intended, (ii) delivered by registered or certified mail, return receipt requested, or by Federal Express or similar overnight courier, or (iii) sent by e-mail to the party at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such party:

If to the Escrow Agent:

Continental Stock Transfer and Trust Company

One State Street — 30th Floor

New York, New York 10004

Attention: Stacy Aqui

Email: saqui@continentalstock.com

If to Parent:

Airship AI Holdings, Inc.

8210 154th Ave NE

Redmond, WA 98052

Attention: Victor Huang, Chief Executive Officer

Email: victor@airship.ai

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum

E-mail: mnussbaum@loeb.com

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11. Security Procedures.

(a) Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Earnout Shares or any cash dividends held in the Escrow Account, including but not limited to any transfer instructions that may otherwise be set forth in Instructions permitted pursuant to Section 4 of this Agreement, may be given to the Escrow Agent only by e-mail and no instruction for or related to the transfer or distribution of the Earnout Shares and any cash dividends held in the Escrow Account, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by e-mail at the e-mail address provided to Parent by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that e-mail address.

(b) In the event Instructions are so received by the Escrow Agent by e-mail, the Escrow Agent is authorized to seek confirmation of such Instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the Authorized Signatories identified in Schedule 1, the Escrow Agent is hereby authorized both to receive the Instructions from and seek confirmation of such Instructions by the Chief Executive Officer, General Counsel, Chief Financial Officer, President or Executive Vice President of Parent (collectively, the “Senior Officers”) as the Escrow Agent may select. Such Senior Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such Senior Officer.

(c) Parent acknowledges that, upon receipt of a Delivery Instruction, the Escrow Agent is authorized to deliver the Earnout Shares and any cash dividends held in the Escrow Account to be released to an Company Earnout Holder to the custodian account of recipient designated by such Company Earnout Holder in writing.

12. Compliance with Court Officers. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgement of decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree by subsequently reversed, modified, annulled, set aside or vacated.

13. Taxes. The parties hereto agree to comply with information reporting and withholding requirements with respect to taxes under applicable law, and Parent and each Company Earnout Holder, as applicable, will provide, or cause the applicable payee to provide, to the Escrow Agent appropriate Internal Revenue Service Forms W-9 or W-8. In the event Parent, a Company Earnout Holder, or other payee, as applicable, does not provide duly completed Internal Revenue Service Forms W-9 or W-8, as appropriate, or any successor forms thereto, the Escrow Agent shall withhold any taxes required to be withheld by applicable law with respect to the applicable payee and shall remit such withheld amounts to the appropriate taxing authorities.

14. Miscellaneous.

(a) This Agreement, including the schedules and exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings (written or oral) of the parties in connection therewith.

(b) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by e-mail, and such e-mail will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces and will be binding upon such party.

(c) If any provision of this Agreement or the application thereof to any person or circumstance shall be determined to be invalid or unenforceable, the remaining provisions of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid or unenforceable shall not be affected thereby and shall be valid and enforceable to the fullest extent permitted by law.

(d) A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Except as expressly provided in Section 6 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent, Parent and the Company Earnout Holders any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or the Earnout Shares and any cash dividends held in the Escrow Account escrowed hereunder.

(e) The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, by a writing signed by the Escrow Agent and Parent.

(f) Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or Parent except as provided in Section 6, without the prior consent of the Escrow Agent and Parent.

(g) This Agreement shall be governed by and construed under the laws of the State of New York, without regard to the conflicts of laws principles thereof. Each of Parent and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-convenience or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. To the extent that in any jurisdiction any party may now or hereafter be entitled to claim for itself or its assets, immunity from suit, execution attachment (before or after judgement), or other legal process, such party shall not claim, and it hereby irrevocably waives, such immunity. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

PARENT:

AIRSHIP AI HOLDINGS, INC.

By:	/s. Victor Huang
Name: Victor Huang
Title: Chief Executive Officer

[Signature Page to Earnout Escrow Agreement]

ESCROW AGENT:

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY

By:	/s Stacy Aqui
Name: Stacy Aqui
Title: Vice President

[Signature Page to Earnout Escrow Agreement]